Exhibit (p)
SUBSCRIPTION AGREEMENT
Subscription Agreement, dated as of ________, 2024, between Sphinx Opportunity Fund II, a Delaware statutory trust (the “Company”), and Sphinx Investments LLC, a Delaware limited liability company (the “Purchaser”).
WHEREAS, the Company is a newly organized closed-end management investment company that has registered under the Investment Company Act of 1940, as amended; and
WHEREAS, the Company proposes to issue and sell shares of beneficial interest in a continuous offering registered under the Securities Act of 1933, as amended (the “Securities Act”).
NOW, THEREFORE, the Company and the Purchaser agree as follows:
1.
The Company offers to sell to the Purchaser, and the Purchaser purchases from the Company, 10,000 shares of beneficial interest of the Company (the “Shares”), at an aggregate purchase price of $100,000 as of the date hereof.

2.	The Purchaser represents and warrants that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
3.
The Purchaser represents and warrants to the Company that it is acquiring the Shares for investment purposes only and acknowledges and agrees that the Shares will be sold only by the Purchaser pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements contained therein.

4.
The Purchaser acknowledges and agrees that the Purchaser is purchasing the Shares in a transaction exempt from the registration requirements of the Securities Act, in reliance on the Purchaser’s representations regarding its status as an accredited investor. The Purchaser acknowledges that it may be required to hold the Shares for an extended period of time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

     SPHINX INVESTMENTS LLC

    By:  _______________________
   President

   SPHINX OPPORTUNITY FUND II

    By:_______________________
   President